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Exhibit 99.1

CITIGROUP REPORTS SECOND QUARTER NET INCOME OF $1.14 BILLION
SECOND QUARTER EPS OF $0.22

REVENUES INCREASE 15% TO $22.3 BILLION

RESULTS REFLECT PREVIOUSLY ANNOUNCED $4.95 BILLION AFTER-TAX CHARGE FOR WORLDCOM CLASS ACTION SETTLEMENT AND INCREASE IN LITIGATION RESERVES AND
AFTER-TAX GAIN OF $756 MILLION ON SALE OF STAKE IN SAMBA FINANCIAL GROUP
EXCLUDING THESE ITEMS, EARNINGS WOULD HAVE BEEN $5.34 BILLION, OR $1.02 PER SHARE

New York, NY, July 15, 2004—Citigroup Inc. (NYSE:C) today reported net income for the three months ended June 30, 2004 of $1.14 billion and earnings per diluted share of $0.22. Results included a $4.95 billion after-tax charge, or $0.95 per share for the WorldCom class action settlement and increased litigation reserves related to 2003 regulatory settlements. Results also included a $756 million, or $0.15 per share, after-tax gain on the sale of the company's 20% stake in the Samba Financial Group. Excluding these previously announced items, earnings would have been $5.34 billion, or $1.02 per share, an increase of 24% and 23%, respectively.

For the six months ended June 30, 2004, net income was $6.4 billion and earnings per share was $1.23. Excluding the litigation charge and Samba gain, earnings for the six months would have been $10.6 billion and earnings per share would have been $2.03, an increase of 26% and 25%, respectively.

"Second quarter results were significantly reduced by the WorldCom settlement and associated reserve increase, partially offset by the gain on sale of our Samba interest. Excluding the effect of these items, underlying business dynamics were strong, with revenues increasing by 9%, despite sluggish capital markets in May and June. Our international businesses continue to perform well with income in international cards and international retail banking increasing 49% and 50%, respectively," said Charles Prince, Chief Executive Officer of Citigroup. "The credit environment is the best we have seen in years."

"We continued to invest in our businesses, both through increasing our commitment to marketing and technology, as well as strategic acquisitions to build our core franchises, such as Principal Residential Mortgage, which closed on July 1, and Lava Trading which is expected to close in the third quarter," said Prince. "We also continued repositioning our capital for higher returns, selling our stake in Samba and announcing the future sale of our stake in Fubon Financial and reduction of our ownership in Nikko Cordial. As the global economic environment continues to strengthen, Citigroup is extremely well positioned to meet the needs of our growing customer base with leading financial products and services."

Highlights of the second quarter of 2004 included:

•
Citigroup continued to achieve strong business volume growth, with 24% increase in mortgage origination volumes in North America retail banking and 21% deposit growth, as well as 21% growth in investment product sales in international retail banking. In international cards, net new accounts grew by 6.6 million along with 29% receivables growth. Private client fee-based assets increased 22%, to $222 billion, and private bank client business volumes increased 13%, to $203 billion. In transaction services, assets under custody rose 25% and liability balances increased 18%.

•
Revenue growth of 15%, as revenues reached $22.3 billion. Excluding the Samba gain, revenues would have increased 9%, to $21.1 billion.

•
Expense growth of 87% included $7.9 billion of pre-tax charges for the WorldCom class action settlement and increased litigation reserves. Excluding the charges, expenses would have increased 7%. Expenses included increased investment spending on international branch expansion, building 71 new branches during the quarter in Asia and EMEA. Expenses also included increased investment spending on advertising, marketing and technology, as well as $108 million in expense increases related to higher options, pension and legal costs.

•
Credit quality across Citigroup's consumer and corporate customer base continued to improve. Corporate cash basis loans have been reduced by an additional $294 million from the first quarter of 2004 and are down 38% from their peak levels in the credit cycle. The continued improvement in corporate credit quality led to a $350 million loan loss reserve release in the quarter, consisting of a $276 million release in capital markets and banking and a $74 million release in transaction services. Consumer loss rates globally improved to 3.21% on a managed basis during the quarter, a 26 basis point decline from the first quarter. The improvement in consumer credit led to a $212 million credit reserve release in the quarter, consisting primarily of a $138 million release in retail banking and a $69 million release in the cards portfolio. Consumer delinquencies improved by 25 basis points from the first quarter to 1.94%. The total allowance for loans, leases and commitments stood at $13.3 billion at quarter-end, and included an addition of $715 million from the acquisition of KorAm.

•
Citigroup was the number one global debt and equity underwriter for the 11th consecutive quarter. In equity underwriting, Citigroup ranked #1 in number of transactions in the first half of 2004. Market share in announced M&A increased from 18% in the first half of 2003 to 23% in the first half of 2004. Investment banking pipelines strengthened during the quarter.

•
Citigroup continued to expand its core franchises, announcing its intended acquisition of Principal Residential Mortgage and Lava Trading, completing the acquisition of KorAm Bank, which has created a leading bank in Korea, and receiving regulatory approval to establish a life insurance joint venture in China.

•
The effective tax rate of 4% reflects the impact of permanently invested international earnings and other items on the lower level of pre-tax earnings. Without the impact of the WorldCom settlement, increased litigation reserves and the Samba gain, the effective tax rate for the quarter would have been 32.6%.

•
Total equity and trust preferred securities were $104.5 billion at the end of the quarter. Return on common equity was 5%. Excluding the litigation charge and the Samba gain, the return on common equity would have been 21%. Citigroup's return on risk capital was 9% for the quarter. Excluding the litigation charge and the Samba gain, the return on risk capital would have been 44%.

GLOBAL CONSUMER

Income of $3.07 billion for the second quarter, up 37%. Revenues up 21% for the quarter. Results include a $378 million after-tax gain on the Samba sale recorded in Global Consumer Other. Excluding the Samba gain, income would have increased 20% and revenues would have increased 16%. Highlights included:

•
Cards income was $1.01 billion, a 34% increase over the second quarter of 2003.

—
In North America, cards income rose 31%, to $850 million. Managed revenues increased 28%, driven by 27% growth in managed receivables, including the addition of the Sears and Home Depot portfolios, as well as net interest margin expansion, partly reflecting the repositioning away from low-priced introductory rates undertaken by the business. Expenses increased 31%, reflecting the addition of the Sears and Home Depot portfolios as well as higher marketing and advertising spending. The managed net credit loss rate of 6.61% in North America represented an increase of 38 basis points from the prior year period as a result of the addition of the Sears and Home Depot portfolios. On a sequential quarter basis, the net loss rate improved 38 basis points and delinquencies decreased by 25 basis points.

—
International cards income of $162 million was a 49% increase over the prior year. Revenues increased 29% on the strength of receivables growth, led by EMEA and Asia. The NCL rate improved 135 basis points from the prior year, to 3.25%.

•
Consumer Finance income of $594 million increased 14% from the prior year period.

  —
  Income for North America consumer finance advanced 33% to $457 million, and reflected the successful integration of the Washington Mutual consumer finance business as well as higher loan volumes and improved spreads. Revenues increased 11%, driven by 11% growth in average loans and an increase in net interest margin. Expense growth was 5%, and the net credit loss rate improved 29 basis points from the year ago period, to 2.69%.

  —
  International consumer finance income of $137 million declined 23%, or $40 million, from the second quarter of 2003, as a result of a $94 million tax reserve release in Japan in the prior year period. Revenue in the quarter increased 5%, led by improvements in EMEA and Asia. Credit costs decreased 12%, mainly reflecting a decline in bankruptcy filings in Japan.

•
Retail Banking income increased 15%, to $1.16 billion, in the second quarter of 2004.

—
North America retail banking income growth of 2%, to $753 million, reflects $80 million of net pre-tax losses incurred on mortgage servicing hedges due to the volatile rate environment as well as the implementation of SAB 105 in the consumer assets division resulting in a pre-tax deferral of $35 million of securitization gains. Results also reflect spread compression, which was partially offset by continued growth in deposits and strong mortgage origination volumes. Credit costs in the quarter decreased $244 million from the prior year reflecting an improved credit environment across all components of the portfolio.

—
International retail banking income advanced 50%, to $403 million, with particularly strong growth in Asia and EMEA. Asia results continued to be led by strong investment product sales, while growth in EMEA was driven by increased deposit and investment volumes, higher branch lending and a strong Euro.

GLOBAL CORPORATE AND INVESTMENT BANK

        A loss of $2.81 billion in the second quarter reflects a $4.95 billion after-tax litigation charge as well as a $378 million after-tax gain on the Samba sale. Revenues increased 12%. Excluding the litigation charge and the Samba gain, which were recorded in Global Corporate and Investment Bank Other income would have increased by 31% to $1.77 billion and revenues would have increased 1%. Highlights included:

•
Capital Markets and Banking income was $1.50 billion, a 28% increase over the second quarter of 2003. Revenues of $4.50 billion declined 1% from the second quarter of 2003.

—
Investment banking revenues declined 19%, reflecting reduced activity in fixed income and equity underwriting, partially offset by a 45% increase in advisory revenues driven by improved M&A.

—
Fixed income markets revenues increased 7%, with record performance in foreign exchange, commodities and securitizations.

—
Equity markets revenues declined 13%, resulting from a decline in market volumes in May and June leading to reduced flows in the cash trading business. Convertible activity weakened as rising interest rates and widening spreads reduced market activity. Derivatives activity was adversely affected by a decline in volatility and reduced corporate activity.

—
Lending revenues increased 26%, due to improved performance in credit derivatives and the impact of KorAm.

—
The provision for credit losses declined by $562 million from the prior year as a result of improving credit quality globally, and included the release of $276 million in loan loss reserves, which consisted of releases of $158 million in Mexico, $59 million in Latin America, $36 million in Asia, $13 million in Japan and $10 million in EMEA.

•
Transaction Services income was $261 million, a 45% increase over the second quarter of 2003.

  —
  Assets under custody rose 25% over the prior year, reaching $7.0 trillion, while liability balances held on behalf of customers increased 18% over the prior year period to $113 billion.

  —
  Revenues increased 10%, led by 23% growth in Securities Services revenue and 9% increase in Cash Management revenue, reflecting higher liability balances and improved spreads.

  —
  Expense increase of 9% included the impact of recent acquisitions and new business wins, while credit costs reflected a release of $74 million in loan loss reserves due to the positive credit environment.

PRIVATE CLIENT SERVICES

Income of $209 million for the second quarter, up 13%. Revenues up 9% for the quarter. Highlights included:

  —
  Revenue growth was led by a 27% increase in fee-based revenues, offset by a 7% decline in transactional revenues driven by lower market volumes. Annualized revenues per Financial Consultant were $527,000.

  —
  Assets under fee-based management reached $222 billion, rising 22% from the prior-year period, while total client assets increased 13%, to $1.1 trillion. Net flows were $5 billion during the quarter and $11 billion year-to-date.

  —
  Expense growth of 7% reflected increased variable compensation expense driven by higher revenues as well as higher legal expenses. The business generated an industry-leading pre-tax profit margin of 22% for the second quarter.

GLOBAL INVESTMENT MANAGEMENT

Income of $451 million for the second quarter, up 7%. Revenues increased 4%. Highlights included:

•
Life Insurance and Annuities income increased 15%, to $230 million.

—
Globally, business volumes in all Life Insurance and Annuities businesses reached record levels. In the U.S., retail annuities, institutional annuities, and individual life insurance account balances increased 15%, 12%, and 28%, respectively. Internationally, annuities account balances rose 184% and life products increased 180%. Total account balances now exceed $76 billion.

—
Revenues net of interest expense and provision for benefits and claims increased 22%.

—
TL&A income increased 12%, to $203 million, driven by higher business volumes and improved investment income, partially offset by higher realized investment losses.

—
Income for International Insurance Manufacturing of $27 million was 42% higher than the prior year. Citigroup's joint venture with Mitsui Sumitomo generated $1.1 billion in variable annuity deposits in the quarter.

•
The Private Bank income for the quarter increased 9%, to $152 million.

—
Income growth was driven by positive operating leverage as an 8% reduction in expenses more than offset a 3% decline in revenues reflecting lower client transaction activity.

—
Client business volumes rose 13%, to $203 billion, reflecting growth in all regions and products.

•
Income for Asset Management, which includes Retirement Services, was $69 million, a decline of 16% versus the second quarter of 2003.

  —
  Asset management, excluding retirement services, had income growth of 12%, to $73 million, driven by positive market action and cumulative net flows, partially offset by higher legal expenses and employee compensation costs and the contract termination to manage assets for St. Paul Travelers.

  —
  Retirement services net loss of $4 million was due primarily to a $25 million increase in reserves for net claims and operating losses in Argentina and the absence of current year tax benefits on the increase in reserves.

  —
  End of period AUMs of $491 billion are essentially flat to the prior year as positive market action and retail/institutional cumulative net flows of $14 billion were offset by the termination of a contract to manage $36 billion of assets for St. Paul Travelers.

CITIGROUP INTERNATIONAL

Income for Citigroup International's operations increased 76%, to $2.83 billion, and included a $756 million after-tax gain on the Samba sale. Excluding the impact of the Samba gain, income would have increased 29%, to $2.07 billion. Results for the quarter, which are fully reflected in the product disclosures above, included:

•
Mexico's income was $431 million, increasing 49%. Income for the corporate and investment bank rose to $184 million, reflecting a $200 million pre-tax release in loan loss reserves, offset by lower loan volumes and trading revenues. Income for the consumer business rose 18% to $203 million driven by 30% growth in Cards average net receivables.

•
Income for Europe, Middle East and Africa (EMEA) was $1.27 billion and included a $756 million after-tax gain on the sale of a 20% stake in the Samba Financial Group. Excluding the gain, income would have increased 6%, to $513 million. The corporate and investment bank's income would have declined 14%, excluding the Samba gain, on reduced activity in capital markets and banking which was offset by a 41% increase in transaction services income. Consumer income would have increased 44%, excluding the Samba gain, driven by stronger loan volumes and investment product sales.

•
Japan's income rose 13%, to $258 million, with a substantial improvement in the corporate and investment bank's results, due to increased equity and fixed income trading results. Consumer income of $147 million declined 25% due to a $94 million tax reserve release in the second quarter of 2003 in the company's consumer finance business in Japan.

•
Asia's income was $644 million, increasing 50%. The corporate and investment bank's performance was exceptionally strong, with 66% income growth resulting from higher contributions from fixed income, equities and investment banking as well as transaction services. Consumer income rose 41%, with strong double-digit revenue and income growth across cards, retail banking and consumer finance. The KorAm acquisition was successfully completed on May 7, 2004, and was modestly accretive to second quarter results.

•
Latin America's income increased 34%, to $229 million. Income for the corporate and investment bank rose 19%, driven by substantially improved credit performance across the region, which offset lower trading and investment banking revenues. Consumer income of $50 million reflected continued growth in cards and retail banking, as well as a reduction in expenses.

PROPRIETARY INVESTMENT ACTIVITIES AND CORPORATE/OTHER

Citigroup's Proprietary Investment Activities recorded income of $273 million for second quarter of 2004, primarily due to strong realized gains and valuation improvements in the private equity portfolios in Europe and Asia, as well as a gain on the sale of a small portion of the company's holdings in St. Paul Travelers shares. Assets declined by $700 million from the prior year. Corporate/Other loss of $49 million primarily reflects lower Treasury results due to a higher interest rate environment.

A reconciliation of non-GAAP financial information contained in this press release is set forth on page 10.

Citigroup (NYSE: C), the preeminent global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

A financial summary follows. Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citigroup's web site (http://www.citigroup.com).

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Contacts:
Press:	Leah Johnson	(212) 559-9446
	Shannon Bell	(212) 793-6206
Investors:	Sheri Ptashek	(212) 559-2718
Fixed Income Investors:	John Randel	(212) 559-5091

CITIGROUP NET INCOME—PRODUCT VIEW
(In millions of dollars, except per share data)

	Second Quarter			Six Months
			% Change			% Change
	2004	2003		2004	2003
Global Consumer
Cards	$1,012	$758	34	$1,992	$1,475	35
Consumer Finance	594	521	14	1,161	1,024	13
Retail Banking	1,156	1,005	15	2,278	1,935	18
Other(1)	304	(43)	NM	210	(71)	NM

Total Global Consumer	3,066	2,241	37	5,641	4,363	29

Global Corporate and Investment Bank
Capital Markets and Banking	1,502	1,174	28	2,979	2,377	25
Transaction Services	261	180	45	495	371	33
Other(1)(2)	(4,569)	(10)	NM	(4,573)	(3)	NM

Total Global Corporate and Investment Bank	(2,806)	1,344	NM	(1,099)	2,745	NM

Private Client Services	209	185	13	460	347	33
Global Investment Management
Life Insurance and Annuities	230	200	15	517	444	16
Private Bank	152	139	9	311	264	18
Asset Management	69	82	(16)	174	165	5

Total Global Investment Management	451	421	7	1,002	873	15

Proprietary Investment Activities	273	63	NM	299	101	NM
Corporate/Other	(49)	45	NM	114	(27)	NM

Net Income	$1,144	$4,299	(73)	$6,417	$8,402	(24)

Diluted Earnings Per Share	$0.22	$0.83	(73)	$1.23	$1.62	(24)

(1)
The 2004 second quarter includes a $756 million after-tax gain ($378 million in Consumer Other and $378 million in GCIB Other) related to the sale of The Samba Financial Group (Samba).

(2)
The 2004 second quarter includes a $4.95 billion after-tax charge related to the WorldCom Settlement and increase in Litigation Reserves.

NM
Not meaningful

Reclassified to conform to the current period's presentation.

CITIGROUP NET INCOME—REGIONAL VIEW
(In millions of dollars)

	Second Quarter			Six Months
			% Change			% Change
	2004	2003		2004	2003
North America (excluding Mexico)(3)
Consumer	$1,785	$1,515	18	$3,533	$2,988	18
Corporate(2)	(4,244)	579	NM	(3,498)	1,240	NM
Private Client Services	209	185	13	460	347	33
Investment Management	339	307	10	725	663	9

Total North America (excluding Mexico)	(1,911)	2,586	NM	1,220	5,238	(77)

Mexico
Consumer	203	172	18	393	290	36
Corporate	184	74	NM	278	181	54
Investment Management	44	44	—	98	83	18

Total Mexico	431	290	49	769	554	39

Europe, Middle East and Africa (EMEA)
Consumer(1)	601	155	NM	805	304	NM
Corporate(1)	661	329	NM	925	568	63
Investment Management	7	2	NM	16	(1)	NM

Total EMEA	1,269	486	NM	1,746	871	100

Japan
Consumer	147	195	(25)	289	371	(22)
Corporate	87	14	NM	180	54	NM
Investment Management	24	20	20	54	37	46

Total Japan	258	229	13	523	462	13

Asia (excluding Japan)
Consumer	280	198	41	527	384	37
Corporate	321	193	66	629	376	67
Investment Management	43	38	13	87	70	24

Total Asia	644	429	50	1,243	830	50

Latin America
Consumer	50	6	NM	94	26	NM
Corporate	185	155	19	387	326	19
Investment Management	(6)	10	NM	22	21	5

Total Latin America	229	171	34	503	373	35

Proprietary Investment Activities	273	63	NM	299	101	NM
Corporate/Other	(49)	45	NM	114	(27)	NM

Net Income	$1,144	$4,299	(73)	$6,417	$8,402	(24)

(1)
The 2004 second quarter includes a $756 million after-tax gain ($378 million in Consumer Other and $378 million in GCIB Other) related to the sale of Samba.

(2)
The 2004 second quarter includes a $4.95 billion after-tax charge related to the WorldCom Settlement and increase in Litigation Reserves.

(3)
Excludes Proprietary Investment Activities and Corporate / Other which are predominantly related to North America.

NM
Not meaningful

Reclassified to conform to the current period's presentation.

CITIGROUP NET REVENUES—PRODUCT VIEW
(In millions of dollars)

	Second Quarter			Six Months
			% Change			% Change
	2004	2003		2004	2003
Global Consumer
Cards	$4,467	$3,296	36	$9,065	$6,602	37
Consumer Finance	2,677	2,452	9	5,365	5,012	7
Retail Banking	4,371	4,179	5	8,600	8,077	6
Other(1)	557	12	NM	541	33	NM

Total Global Consumer	12,072	9,939	21	23,571	19,724	20

Global Corporate and Investment Bank
Capital Markets and Banking	4,495	4,550	(1)	9,026	8,743	3
Transaction Services	984	896	10	1,923	1,800	7
Other(1)	585	(9)	NM	586	(20)	NM

Total Global Corporate and Investment Bank	6,064	5,437	12	11,535	10,523	10

Private Client Services	1,578	1,454	9	3,307	2,787	19
Global Investment Management
Life Insurance and Annuities	1,240	1,179	5	2,543	2,325	9
Private Bank	505	521	(3)	1,078	981	10
Asset Management	412	378	9	883	745	19

Total Global Investment Management	2,157	2,078	4	4,504	4,051	11

Proprietary Investment Activities	537	225	NM	717	378	90
Corporate/Other	(106)	221	NM	156	427	(63)

Total Revenues, Net of Interest Expense	$22,302	$19,354	15	$43,790	$37,890	16

(1)
The 2004 second quarter includes a $1.168 billion gain ($584 million in Consumer Other and $584 million in GCIB Other) related to the sale of Samba.

NM
Not meaningful

Reclassified to conform to the current period's presentation.

Non-GAAP Financial Measures

        The following measures are considered "non-GAAP financial measures" under SEC guidelines:

            (i)  Income excluding the litigation charges and gain on Samba.

           (ii)  Diluted Earnings per share excluding the litigation charges and gain on Samba.

          (iii)  Revenues excluding gain on the sale of Samba.

          (iv)  Expenses excluding litigation charges.

           (v)  Return on Common Equity excluding the litigation charges and gain on Samba.

        The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of unusual items in the quarter. The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance.

        Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	2Q 2003	1Q 2004	2Q 2004	YTD 2Q 2003	YTD 2Q 2004
(in millions)
GAAP Income	$4,299	$5,273	$1,144	$8,402	$6,417
Excluding Gain on Samba	—	—	(756)	—	(756)
Excluding Litigation Charges	—	—	4,950	—	4,950

Non-GAAP Income as Adjusted	$4,299	$5,273	$5,338	$8,402	$10,611

GAAP Diluted Earnings Per Share	$0.83	$1.01	$0.22	$1.62	$1.23
Excluding Gain on Samba	—	—	(0.15)	—	(0.15)
Excluding Litigation Charges	—	—	0.95	—	0.95

Non-GAAP Diluted Earnings Per Share as Adjusted	$0.83	$1.01	$1.02	$1.62	$2.03

GAAP Revenues	$19,354	$21,488	$22,302	$37,890	$43,790
Excluding Gain on Samba	—	—	(1,168)	—	(1,168)

Non-GAAP Revenues as Adjusted	$19,354	$21,488	$21,134	$37,890	$42,622

GAAP Expenses	$9,971	$10,642	$18,633	$19,523	$29,275
Excluding Litigation Charges	—	—	(7,915)	—	(7,915)

Non-GAAP Expenses as Adjusted	$9,971	$10,642	$10,718	$19,523	$21,360

GAAP Return on Common Equity	19%	21%	5%	19%	13%
Impact of Samba Gain and Litigation Charges on Return on Common Equity	—	—	16%	—	8%

Non-GAAP Return on Common Equity as Adjusted	19%	21%	21%	19%	21%

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CITIGROUP REPORTS SECOND QUARTER NET INCOME OF $1.14 BILLION SECOND QUARTER EPS OF $0.22 REVENUES INCREASE 15% TO $22.3 BILLION RESULTS REFLECT PREVIOUSLY ANNOUNCED $4.95 BILLION AFTER-TAX CHARGE FOR WORLDCOM CLASS ACTION SETTLEMENT AND INCREASE IN LITIGATION RESERVES AND AFTER-TAX GAIN OF $756 MILLION ON SALE OF STAKE IN SAMBA FINANCIAL GROUP EXCLUDING THESE ITEMS, EARNINGS WOULD HAVE BEEN $5.34 BILLION, OR $1.02 PER SHARE